Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS AN INCREASE IN NET INCOME OF 12%
FOR SECOND QUARTER ENDED JUNE 30, 2005
Mayagüez, Puerto Rico, July 20, 2005. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO, reported today its results for the three and six months ended June 30, 2005.
W Holding reported a net income of $45.8 million or $0.22 earnings per basic and diluted common share for the quarter ended June 30, 2005. This is an increase of $4.7 million or 11.56%, when compared to a net income of $41.0 million or $0.21 earnings per basic common share ($0.20 on a diluted basis) for the same period in 2004. Earnings per common share for 2004 were adjusted to give effect to the three-for-two (3x2) stock split and a two percent (2%) stock dividend declared in December 2004 and both distributed on January 10, 2005.
For the six months ended June 30, 2005, W Holding reported a net income of $94.4 million or $0.46 earnings per basic common share ($0.45 on a diluted basis). This is an increase of $12.8 million or 15.76%, when compared to a net income of $81.5 million or $0.42 earnings per basic common share ($0.40 on a diluted basis) (as adjusted) for the same period in 2004.
The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the quarter ended June 30, 2005, were 1.21% and 23.71%, respectively, as compared to 1.30% and 28.01% reported for the same quarter in 2004. For the six months ended June 30, 2005, the ROA and the ROCE were 1.27% and 25.25%, respectively, compared to 1.33% and 28.70%, for the same period in prior year. W Holding achieved this strong ROA notwithstanding the continued increase in total assets attained during the three and six months ended June 30, 2005, when compared to the respective prior year periods.
Commenting on the financial results of the Company, and more specifically those of its main subsidiary, Westernbank, Mr. Frank C. Stipes, Esq., Chairman of the Board and Chief Executive Officer of W Holding Company, Inc., stated: “During this quarter ended June 30, 2005, we continued with our goal of aggressively growing our loan portfolio with principally variable rate loans that will reprice as interest rates continue to climb. We were able again to significantly grow our loan portfolio by 31.82% from the year-ago balance and by almost 20% from our December 2004 figures in just six months.
We continue to make significant inroads, principally into the San Juan metroplex market, and to gain additional market share by differentiating ourselves from other market players by the quality and depth of our offerings to clients. Most importantly, this continues to enable us to attract the best quality loans under our strict underwriting criteria priced commensurate to our credit risk. Our long standing strategy is to aggressively pursue every business opportunity and to continue to attain very strong growth in our portfolio without relaxing our credit standards, underwriting, or by pricing just for the sake of growth. Our quality loan growth is clearly in line both with our expectations and with trends from previous years, and additionally, our excellent asset-quality ratios are the best testament to our success with this strategy. As anticipated, our somewhat lower growth rate in our bottom line of 12% for the quarter and 16% for the six months just ended, is a consequence of the present interest rate scenario with contracting margins across the market which are tied to the flattening of the yield curve. As a core banking entity we rely exclusively on pure core earnings. These are the consequences of ordinary income produced by the quality of the Company’s interest-earning assets and high efficiency standards. They are not based on non-recurring events such as sales of loans, securitization, portfolio trading or other non recurring events which are subject to the ups and downs of the market. We continued on the sidelines with respect to our investment portfolio and continue to reposition our asset mix to lessen the impact of an increasing rate environment until new investment opportunities arise.”
In turn, Mr. Freddy Maldonado, President of W Holding Company, Inc., stated: “During the course of this past semester, in particular the last three months, we have been very cautious with the growth of the Bank’s earning assets, placing emphasis as always on a very prudent management of net interest margins. Through the period, short term rates have continued rising, while long-term rates have dropped. Besides the difficult interest rate environment created by the yield curve that continues to flatten, more than ever the Puerto Rico lending market is the subject of an intense and liberal pricing spree. In no event, will we either enter in transactions betting on significant interest rate risks, or enter into loans where the Bank is not being compensated adequately for the inherent credit risks.”
On June 30, 2005, driven by strong increases in W Holding loan portfolio, total assets ended at $15.3 billion. Total assets grew $935.4 million or 6.52%, from $14.3 billion at December 31, 2004, almost exclusively from the growth in the loan portfolio, partially offset by decreases in investments and short-term money market instruments. Continuing management’s strategy implemented in the latter part of 2004 and in 2005 in light of the current rising interest rate scenario and the flattening of the yield curve, the Company has continued to emphasize the growth of its loan portfolio, principally through variable rate loans, while remaining on the sideline on the investment side until investment opportunities arise.
Loans receivable-net, grew by $1.2 billion or 19.76%, from $5.9 billion at December 31, 2004, as a result of the Company’s continued strategy of growing its loan portfolio through commercial real estate, residential real estate, construction and land acquisition, asset-based and other commercial loans. The investment portfolio, excluding short-term money market instruments, remained relatively unchanged during the quarter, decreasing slightly by $22.2 million or 0.32%, to reach $6.9 billion at June 30, 2005. Short-term money market instruments also decreased $254.4 million or 23.85%, from $1.1 billion at December 31, 2004, to $812.4 million at June 30, 2005. The Company has continued to shift and reposition its balance sheet by putting emphasis on growing its floating rate loans, so as to lessen the impact of contracting margins on the investment side.
On a year-to-year basis, total assets grew $2.2 billion or 16.70%, from $13.1 billion at June 30, 2004, principally from the growth in the Company’s loan portfolio. Loans receivable-net, grew by $1.7 billion or 31.82%, from $5.4 billion as of June 30, 2004, while the investment portfolio, excluding short-term money market instruments, increased $260.6 million or 3.92%, from $6.6 billion at June 30, 2004.
Stockholders’ equity increased by $80.8 million or 7.47%, to $1.2 billion as of June 30, 2005, compared to December 31, 2004. Such increase resulted principally from the combination of the issuance of 401,300 shares of the Company’s Series H Preferred Stock completed on January 3, 2005, providing a net capital infusion of $19.4 million, plus the net income of $94.4 million

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generated during the six months ended June 30, 2005. This was partially offset by dividends paid during 2005 of $15.0 million and $18.5 million on our common and preferred shares, respectively.
The period-end number of common shares outstanding increased from 163,918,835 as of December 31, 2004, to 164,051,203 as of June 30, 2005, as a result of the conversion of 27,840 shares of the Company’s convertible preferred stock Series A, into 97,255 shares of the Company’s common stock, and the issuance of 35,113 common shares from the exercise of stock options.
Net Interest Income
Net interest income for the second quarter ended June 30, 2005 was $81.8 million, an increase of $7.2 million or 9.69%, from $74.6 million for the same period of last year. This increase mainly resulted from an increase in the average net interest-earning assets of $171.6 million, which contributed an $18.4 million positive volume variance, partially offset by an $11.2 million negative rate variance. Average interest-earning assets for the second quarter of 2005 increased by $2.7 billion or 22.50%, compared to the same quarter in previous year. The average loan portfolio increased by $1.6 billion or 30.73%, particularly in the commercial real estate, commercial business and other loans, including asset-based, and residential real estate. The average investment portfolio, excluding short-term money market instruments, increased by $783.8 million or 12.60%, primarily in tax-exempt securities, such as U.S. Government and agencies obligations bought during the third quarter of 2004. Average money market instruments increased by $351.0 million or 49.53%.
For the six months ended June 30, 2005, net interest income increased from $145.8 million to $163.2 million, an increase of $17.5 million or 11.98%. This increase mainly resulted from an increase in the average net interest-earning assets of $270.0 million, which contributed a $37.3 million positive volume variance, partially offset by a $19.9 million negative rate variance. Average interest-earning assets increased by $2.8 billion or 24.11%. The average loan portfolio increased by $1.5 billion or 29.42%, particularly in the commercial real estate, commercial business and other loans, including asset-based, and residential real estate. The average investment portfolio, excluding short-term money market instruments, increased by $975.8 million or 16.24%, primarily in tax exempt securities, such as U.S. Government and agencies obligations as a result of the investments bought in the third quarter of 2004. Average money market instruments increased by $370.5 million or 54.26%. The average yield earned in interest-earning assets increased 59 basis points from 4.68% to 5.27%, and 43 basis points from 4.73% to 5.16%, for the quarter and six months ended June 30, 2005, respectively, when compared to periods in prior year. The increase in the average yield was mainly due to higher average yields earned on the loan portfolio, higher reinvestment rates on matured and called securities and higher yields earned on money market instruments. The increase in the average yield earned on the loan portfolio was due to higher volumes of commercial real estate loans, residential real estate and commercial business and other loans at floating rates, coupled with a repricing of the existing floating rate loan portfolio.
During the sixth months ended June 30, 2005, the Federal Reserve has increased the federal funds rate by an additional 100 basis points reflected equally on the Prime Rate, an index used by the Bank to re-price most of its floating rate loans. Approximately 81% of the loan portfolio

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carries a floating rate. Floating rate loans and loans with contractual maturities of one year or less comprise approximately 88% of the loan portfolio.
Our overall cost of rates paid increased 90 basis points, from 2.37% to 3.27%, for the quarter ended June 30, 2005, when compared to the prior year quarter. The increase on the overall cost of rates paid was primarily due to increases of 71 and 116 basis points on the average interest rate paid on deposits and on federal funds purchased and repurchase agreements, respectively. The average interest rate paid on deposits increased from 2.35% for the quarter ended June 30, 2004, to 3.06% for the same period in 2005, while the average interest rate paid on federal funds purchased and repurchase agreements increased from 2.33% for the quarter ended June 30, 2004, to 3.49% for the same period in 2005. The increase in the overall cost of rates paid was partially offset by lower rates paid in advances from the Federal Home Loan Bank, which decreased 70 basis points from 4.60% for the quarter ended June 30, 2004, to 3.90% for the same period in 2005. For the six months ended June 30, 2005, the overall cost of rates paid increased 74 basis points, from 2.37% for the six months ended June 30, 2004, to 3.11% for the six months ended June 30, 2005. Average interest rates paid on federal funds purchased and repurchase agreements increased 95 basis points, from 2.36% for the six months ended June 30, 2004, to 3.31% for the six months ended June 30, 2005, while the average interest rate paid on advances from the Federal Home Loan Bank decreased 76 basis points, from 4.68% for the six months ended June 30, 2004, to 3.92% for the six months ended June 30, 2005.
As explained in the preceding paragraph, during the first semester of 2005, short-term interest rates continued rising. This pattern was reflected in the cost of the Bank’s liabilities as explained herewith. However, in light of the current rising interest rate scenario, the Bank extended a portion of its liabilities to lock-in the rates for a period of three years. The strong growth in average interest-earning assets between both periods was in part offset by increases in the average interest-bearing liabilities of $2.5 billion or 22.62%, and $2.6 billion or 23.20%, for the quarter and six months ended June 30, 2005, respectively. Deposits grew on average by $1.4 billion and $1.2 billion, during the quarter and six months ended June 30, 2005, respectively, while other borrowings (federal funds purchased, repurchase agreements, advances from FHLB and other borrowings) in average rose by $1.2 billion and $1.3 billion for the same periods, respectively.
Net Interest Margin
Our net interest margin decreased 26 basis points during the second quarter of 2005 to 2.22%, from 2.48% in the second quarter of 2004. On a tax equivalent basis our net interest margin also decreased 41 basis points from 2.92%, to 2.51% for the same period. For the six months ended June 30, 2005, our net interest margin decreased 25 basis points, and on a tax equivalent basis, decreased 36 basis points, when compared to the six months ended June 30, 2004. On a linked quarterly comparison, our net interest margin decreased by 10 basis points, from 2.32% in the first quarter of 2005, to 2.22% for the second quarter of 2005. On a tax equivalent basis, our net interest margin also decreased 18 basis points to 2.51%, from 2.69% in the first quarter of 2005. The decrease in our net interest margin when compared to periods in prior years obeyed to an increase in the cost of rates for deposits and other borrowings, as previously explained. This contraction is primarily due to the flattening of the yield curve, whereby the 10-year U.S. Treasury yield remained relatively flat, while the short end of the curve increased.

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Under a flat interest rate scenario for the next twelve month period, based on our asset and liability composition as of June 30, 2005, we estimate our net interest margin will be within a range of 2.06% to 2.14% during said period. Assuming an instantaneous 100 basis points decrease in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 2.05% to 2.17% during said period. Assuming a 100 basis points increase in the fed funds rate, we estimate our net interest margin will fluctuate within a range of 1.89% to 2.08%. Furthermore, a 200 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 1.83% to 2.12%. The lower and higher values of such range mean the lowest and highest net interest margin for any given quarter within the said twelve month period. These ranges are management’s estimates based on instantaneous rate shocks of 100 and 200 basis points with results one year (twelve months) forward. They do not consider any asset/liability management strategy that could be undertaken given such interest rate changes during said one year period, such as those already implemented during late 2004 and in 2005 in order to lessen the sensitivity and projected impact of a continued rising interest rate environment.
Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.
Noninterest Income
Noninterest income increased $1.2 million or 16.95% for the three month period ended June 30, 2005, when compared to the same period in 2004. This increase was mainly the result of an increase of $818,000 or 11.52% on service fees, and other fees and commissions, and a positive variance of $304,000 in gain of derivative instruments as a result of improvements in the mark to market in such positions. The increase was mainly due to higher activity associated with other fees resulting from the Company’s overall growing volume of business and other fees generated by our asset-based lending operation.
For the six month period ended June 30, 2005, noninterest income increased $1.5 million or 10.89%, when compared to the same period in 2004. This increase was mainly the result of an increase of $1.2 million or 8.45% on service fees, and other fees and commissions, and a positive variance of $301,000 in gain of derivative instruments, as explained above.
Noninterest Expenses
Total noninterest expenses increased $2.3 million or 9.05% for the three-month period ended June 30, 2005, and $2.9 million or 5.95% for the six months ended June 30, 2005, when compared to the corresponding periods in 2004. Salaries and employees’ benefits, which is the largest component of total noninterest expenses, increased $2.5 million or 27.73% for the second quarter of year 2005, and $4.0 million or 22.23% for the six months ended June 30, 2005, as compared to the corresponding periods in 2004. Such increases are attributed to the increases in personnel, normal salary increases and related employees’ benefits, principally attributed to our continued expansion in the San Juan Metropolitan area and our entrance to the east coast of Puerto Rico. On October 22, 2004 we opened our flagship mega branch in old San Juan, and on March 16, 2005, we opened our new state of the art mega branch in Humacao. At June 30, 2005, the Company had 1,202 full-time employees, including its executive officers, an increase of 32 employees or 2.74%, since June 30, 2004.

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Advertising expense decreased by $303,000 or 8.92% for the three months ended June 30, 2005, and $1.0 million or 17.84% for the six months ended June 30, 2005, when compared to the same periods in 2004, as the Company concluded its radio, newspaper and television campaign promoting Westernbank’s institutional image and positioning the Company for its strategy in the San Juan Metropolitan area that was in effect during most of the year 2004 partially offset by increases in advertising related to our 2005 IRA campaign.
Noninterest expenses, other than salaries and employees’ benefits, and advertising discussed above, increased slightly by $91,000 or 0.71% for the second quarter of 2005, and decreased by $78,000 or 0.31% for the six months ended June 30, 2005, as a result of the Company’s continued strict control measures.
The Company has maintained operating expenses at adequate levels, and achieved an efficiency ratio of 29.05% for the six months ended June 30, 2005 and 30.68% for the second quarter of year 2005, compared to 30.62% and 30.91% for the same periods of 2004, respectively.
Provision for Income Taxes
The current provision for Puerto Rico income taxes for the six months ended June 30, 2005, amounted to $23.3 million, compared to $13.6 million in the same period of 2004. The increase in the income before the provision for income taxes was primarily due to the significant increase in the Company’s taxable interest income derived from increases in the loans portfolio. The decrease of $2.2 million in the deferred credit for the six months ended June 30, 2005, when compared to the prior year period, is attributable to temporary differences in the recognition of certain items for tax and books, principally changes in the allowance for loan losses. Therefore, even though the Company’s effective tax rate increased, it continues to be substantially below the statutory rate.
The Puerto Rico Legislature recently approved a transitory additional tax of 2.5% on net taxable income for all corporations, effectively increasing the statutory tax rate from 39% to 41.5%. This additional tax, if approved, will be in effect for two years. The bill is subject to approval by the Governor of Puerto Rico and there is no assurance that it will be signed into law. The final impact of this proposal will depend on the final bill, if approved, but is not expected to have a material effect on the Company’s results of operations.
Asset Quality
W Holding’s asset quality continues to be very strong, in spite of the Company’s continued aggressive loan portfolio growth. Most of our key asset quality performance indicators like our non-performing loans as a percentage of total loans and net charge-offs to average loans, improved over the prior year comparable quarter and remain very in line with our year end performance even thought seasonal factors usually result in increases mid-year. W Holding is essentially a secured lender having 84% of its loan portfolio as of June 30, 2005 secured by real estate. Our combined delinquency on all portfolios for the categories of 60 days and over continues to be below our benchmark of 1% for both periods. This combined delinquency was 0.65% at June 30, 2005, an improvement of 14 basis points when compared to an already excellent ratio of 0.79% at June 30, 2004. The delinquency ratio on the commercial loan

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portfolio for the categories of 60 days and over, also improved 10 basis points to 0.67% (less than 1%), when compared to an excellent 0.77% reported for the year ago period. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased slightly by 4 basis points, to 1.35% at June 30, 2005, when compared to 1.31% for the comparable period last year. Such increase was mainly due to regular consumer loans past due over 90 days which are collateralized by real estate properties.
On a linked quarter comparison, our combined delinquency on all portfolios for the categories of 60 days and over increased by 12 basis points, from 0.53% at March 31, 2005. The increase in the overall delinquency ratio resulted from increases in the delinquency levels of the commercial and consumer loan portfolios, mainly collateralized by real estate properties. The delinquency ratio on the commercial loan portfolio for the categories of 60 days and over, increased 19 basis points from 0.48% at March 31, 2005. The increase in the delinquency ratio of the commercial loan portfolio was principally due to one borrower with three loans with an aggregate principal balance of $5.9 million. All three loans are collateralized with real estate and did not require any valuation allowance. The delinquency ratio on the consumer loan portfolio, including the Expresso of Westernbank loan portfolio, for the categories of 60 days and over increased 11 basis points from 1.24% at March 31, 2005. The increase in the regular consumer loans delinquency ratio on a linked quarter comparison is also principally attributable to regular consumer loans past due over 90 days which are collateralized by real estate properties. Seasonal factors result in increases mid-year, however, this delinquencies ratios are well below the ratios for the comparable period for June 2004.
The provision for possible loan losses amounted to $5.0 million for the quarter ended June 30, 2005, down $5.8 million or 53.79%, from $10.8 million for the same period in the previous year. Even though the loan portfolio grew between periods, the decrease was attributed to the strong asset quality as evidenced by lower net charge offs and lower delinquencies in our commercial loans portfolio during the second quarter of year 2005, when compared to the same period in 2004, as explained before. For the six months ended June 30, 2005, the provision for possible loan losses amounted to $11.0 million, down from $19.8 million for the six months ended June 30, 2004, a decrease of $8.8 million or 44.34%. The allowance for possible loan losses reached $84.4 million as of June 30, 2005.
Non-performing loans stand at $41.7 million or 0.58% (less than 1%) of Westernbank’s loan portfolio at June 30, 2005, relatively stable when compared to 0.57% reported at December 31, 2004. In absolute amounts, non-performing loans increased by $7.4 million, from $34.3 million as of December 31, 2004. The increase in non-performing loans mainly comes from the Company’s commercial loans portfolio. Non-performing loans on the commercial loan portfolio increased by $6.2 million, when compared to December 31, 2004. The increase is mainly attributed to one borrower with three loans with an aggregate principal balance of $5.9 million. All loans are fully collateralized by real estate properties and did not require any valuation allowance. At June 30, 2005, the allowance for possible loan losses was 202.68% of total non-performing loans (reserve coverage), compared to the 233.64% reported at December 31, 2004. Moreover, of the total allowance of $84.4 million, $9.7 million is for our specific allowance and the remaining $74.7 million is for our general allowance.
Net loans charged-off in the second quarter of 2005 were $3.5 million or 0.20% (annualized) to average loans, a significant improvement when compared to $5.1 million or 0.39% (annualized)

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to average loans for the same period in 2004, a decrease of $1.6 million or 45.38%. For the six months ended June 30, 2005, net charge-offs amounted to $6.6 million or 0.20% (annualized) to average loans, also a decrease of $2.3 million, when compared to $9.0 million or 0.35% (annualized) to average loans in 2004. The decrease in net loans charged-off for the second quarter of 2005 when compared to the same quarter in 2004, is principally attributed to lower net charge-offs of consumer loans. Loans charged-off by the Expresso of Westernbank division, the principal component of the consumer loans charged-off, decreased from $3.4 million during the second quarter of 2004, to $2.4 million for the quarter of 2005, a decrease of $1.0 million or 41.66%. On a linked quarter comparison, loans charged-off by the Expresso of Westernbank division has stabilized at lower levels when compared to the higher write-off experienced in the first half of 2004, being $2.5 million in the fourth quarter of 2004, $2.1 million in the first quarter of 2005, and $2.4 million in the second quarter of 2005. The delinquency ratio of the Expresso of Westernbank division portfolio at June 30, 2005, was 2.37% for the categories of 60 days and over. Management strategy of stabilizing charge offs and increasing the yield of the Expresso loan portfolio by continuously revising its underwriting policies, increasing the level of collateralized loans, and increasing the overall yield charged has resulted in lower levels in net charge offs during the last three quarters and a higher yield, as measures begins to show positive results. The Expresso of Westernbank loan portfolio decreased from $144.0 million at December 31, 2004, to $139.6 million at June 30, 2005, a decrease of $4.4 million or 3.08%. On a year to year basis, the Expresso of Westernbank loan portfolio decreased by $871,000 or 0.62%, from $140.5 million at June 30, 2004. The decrease in the Expresso of Westernbank loan portfolio was mainly due to management’s strategy of stabilizing charge-offs as the division portfolio matures and average yields continue to increase. The average yields of the Expresso of Westernbank loan portfolio was 22.68% at June 30, 2005. Also, the loan portfolio of Expresso of Westernbank collateralized by real estate at June 30, 2005, already accounts for 13% of the outstanding balance.
Total Loans, Investments and Deposits
Loans receivable-net, grew $1.2 billion or 19.76%, to $7.1 billion at June 30, 2005, compared to $5.9 billion at December 31, 2004, and $1.7 billion or 31.82% compared to $5.4 billion at June 30, 2004. These increases reflect the Company’s emphasis on continued growth in its variable rate loan portfolio mainly through commercial real estate and commercial business and others, including asset-based and residential real estate. As a result, commercial real estate loans increased from $2.8 billion as of June 30, 2004, to $3.2 billion as of December 31, 2004, and to $3.7 billion as of June 30, 2005, an increase of $911.2 million or 32.80% on a year to year basis, and $534.3 million or 16.94%, when compared to December 31, 2004. Other commercial loans not collateralized by real estate, increased from $674.7 million at June 30, 2004, to $768.6 million at December 31, 2004, and to $847.4 million at June 30, 2005, up by $172.6 million or 25.59% on a year to year basis, and $78.8 million or 10.25%, when compared to December 31, 2004. Residential real estate mortgage loans portfolio increased from $902.9 million at December 31, 2004, to $1.4 billion at June 30, 2005, an increase of $512.3 million or 56.73%. This increase is mainly due to the purchase of residential mortgage loans on a floating basis from other mortgage originators in Puerto Rico, as part of the management strategy of emphasizing in growing its variable rate loans, in light of the current rising interest rate scenario. Attached as Exhibit IV is a supplemental unaudited data schedule providing additional information on W Holding loan portfolio.

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W Holding investment portfolio, excluding short-term money market instruments, stands at $6.9 billion at June 30, 2005, decreasing slightly by $22.2 million or 0.32% in comparison to December 31, 2004. In light of the current rising interest rate scenario, the Company’s strategy has shifted to reposition its balance sheet by continuing the emphasis on growing its floating rate loans, while remaining on the sideline on the investment side until new investment opportunities arise. The investment portfolio at June 30, 2005, had an average contractual maturity of 51 months.
The Company’s interest rate risk model, takes into consideration the callable feature of certain investment securities. Assuming that all call features are exercised, the investment portfolio as of June 30, 2005, had a remaining average maturity of 10 months. However, no assurance can be given that such levels will be maintained in future periods.
As of June 30, 2005, total deposits reached $7.5 billion, from $6.2 billion at December 31, 2004, an increase of $1.3 billion or 20.40%, while federal funds purchased and repurchase agreements decreased to $6.3 billion, from $6.7 billion at December 31, 2004, a decrease of $394.1 million or 5.90%. During the six months ended June 30, 2005, the Bank has extended a portion of its liabilities to lock-in the rate for a period of three years. This strategy is part of the process adopted by the Bank in mid 2004, whereby similar transactions were executed during the third and fourth quarter of 2004.
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
WESTERNBANK PUERTO RICO, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the second largest commercial bank in Puerto Rico, based on total assets, operating throughout 53 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, 12 at the San Juan Metropolitan area of Puerto Rico and one in the Eastern region of Puerto Rico, and a fully functional banking site on the Internet. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
Messrs. Frank C. Stipes, Esq., Chairman of the Board and Chief Executive Officer of W Holding Company, Inc., Freddy Maldonado, President of W Holding Company, Inc., Ricardo Hernández, Chief Financial Officer and Carmen T. Casellas, Investor Relations, are available to answer appropriate questions regarding this press release. You may contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com.

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EXHIBIT I
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004		2005	2004
	(Amounts in thousands, except per share data)
Income Statement Data

Interest income:
Loans, including loan fees	$114,904	$76,792		$214,568	$150,065
Investment securities	61,314	50,963		121,992	98,383
Mortgage-backed securities	8,492	9,257		17,265	19,498
Money market instruments	9,690	4,004		18,886	7,477

Total interest income	194,400	141,016		372,711	275,423

Interest expense:
Deposits	54,769	33,965		98,973	65,424
Federal funds purchased and repurchase agreements	55,998	31,030		106,677	61,376
Advances from Federal Home Loan Bank	1,841	1,457		3,822	2,854

Total interest expense	112,608	66,452		209,472	129,654

Net interest income	81,792	74,564		163,239	145,769
Provision for loan losses	5,000	10,821		11,000	19,762

Net interest income after provision for loan losses	76,792	63,743		152,239	126,007

Noninterest income:
Service and other charges on loans	2,604	2,423		4,931	4,798
Service charges on deposit accounts	2,174	2,018		4,149	3,919
Other fees and commissions	3,139	2,658		5,969	5,159
Net gain on sales and valuation of loans, securities, and other assets	171	142		314	273
Gain (loss) on derivative instruments	104	(236)		65	(236)

Total noninterest income	8,192	7,005		15,428	13,913

Total net interest income and noninterest income	84,984	70,748		167,667	139,920

Noninterest expenses:
Salaries and employees’ benefits	11,497	9,001		22,179	18,145
Equipment	2,331	2,505		4,564	4,802
Deposit insurance premium and supervisory examination	827	687		1,625	1,359
Occupancy	1,887	1,685		3,634	3,346
Advertising	3,095	3,398		4,818	5,864
Printing, postage, stationery, and supplies	814	874		1,598	1,674
Telephone	579	598		1,056	1,187
Net (gain) loss from operations of foreclosed real estate held for sale	(126)	332		(206)	573
Municipal taxes	1,078	899		2,155	1,797
Other	5,543	5,262		10,374	10,140

Total noninterest expenses	27,525	25,241		51,797	48,887

Income before provision for income taxes	57,459	45,507		115,870	91,033

Provision for income taxes:
Current	12,118	6,683		23,298	13,553
Deferred	(423)	(2,199)		(1,793)	(4,036)

Total provision for income taxes	11,695	4,484		21,505	9,517

Net income	$45,764	$41,023		$94,365	$81,516

Net income available to common stockholders	$36,559	$34,280		$75,841	$67,999

Basic earnings per common share	$0.22	$0.21	(1)	$0.46	$0.42	(1)

Diluted earnings per common share	$0.22	$0.20	(1)	$0.45	$0.40	(1)

Cash dividends declared per common share (2)	$0.05	$0.04	(1)	$0.09	$0.07	(1)

Period end number of common shares outstanding	164,051	163,314	(1)	164,051	163,314	(1)

Weighted average number of common shares outstanding	164,030	163,312	(1)	163,986	163,123	(1)

Weighted average number of common shares outstanding on a diluted basis	170,510	170,815	(1)	170,777	170,758	(1)

Cash dividends declared on:
Common stock	$7,822	$5,872		$14,988	$11,736

Preferred stock	$9,205	$6,743		$18,524	$13,517

(1)	Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared in December 2004 and distributed both on January 10, 2005.

(2)	Cash dividend amounts in the table are rounded.

EXHIBIT II
W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	June 30, 2005	December 31, 2004	June 30, 2004
		(In thousands)
At Period End
Cash and due from banks	$105,692	$77,752	$77,688
Money market instruments:
Federal funds sold and resell agreements	757,580	1,017,303	587,525
Interest-bearing deposits in banks	54,816	49,476	71,220
Trading securities, at fair value	—	—	2,582
Investment securities available for sale, at fair value	2,192	7,881	122,949
Investment securities held to maturity, at amortized cost	6,904,828	6,921,379	6,520,932
Federal Home Loan Bank stock, at cost	35,300	52,195	41,250
Residential mortgage loans held for sale, at lower of cost or fair value	1,637	1,633	656
Loans — net	7,115,400	5,941,233	5,397,872
Accrued interest receivable	98,741	88,285	84,247
Premises and equipment, net	111,791	110,051	107,084
Deferred income taxes, net	32,820	31,027	28,961
Other assets	51,247	38,447	43,462

Total Assets	$15,272,044	$14,336,662	$13,086,428

Liabilities:
Deposits:
Noninterest-bearing	$294,264	$249,368	$273,849
Interest-bearing and related accrued interest payable	7,207,985	5,981,843	5,802,343

Total deposits	7,502,249	6,231,211	6,076,192
Federal funds purchased and repurchase agreements	6,289,406	6,683,527	5,843,318
Advances from Federal Home Loan Bank	172,000	211,000	176,000
Mortgage note payable	36,645	36,858	37,053
Accrued expenses and other liabilities	109,310	92,387	67,485

Total Liabilities	14,109,610	13,254,983	12,200,048
Stockholders’ equity	1,162,434	1,081,679	886,380

Total Liabilities and Stockholders’ Equity	$15,272,044	$14,336,662	$13,086,428

	Quarter to Date Averages (1)		Year to Date Averages (1)
Average Balances	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
		(In thousands)
Cash and due from banks	$103,274	$82,033	$91,722	$85,249
Money market instruments:
Federal funds sold and resell agreements	855,945	693,423	887,441	618,689
Interest-bearing deposits in banks	57,863	57,675	52,146	54,493
Trading securities	—	1,291	—	1,291
Investment securities available for sale	3,627	82,776	5,037	89,015
Investment securities held to maturity	6,926,436	6,229,047	6,913,103	6,122,321
Federal Home Loan Bank stock	40,887	40,250	43,748	40,500
Residential mortgage loans held for sale	1,268	2,031	1,635	1,605
Loans — net	6,873,557	5,175,862	6,528,317	5,040,495
Accrued interest receivable	94,405	77,552	93,513	79,907
Premises and equipment, net	110,958	106,086	110,921	105,227
Deferred income taxes, net	32,608	27,851	31,923	26,935
Other assets	43,985	40,307	44,847	37,207

Total Assets	$15,144,813	$12,616,184	$14,804,353	$12,302,934

Liabilities:
Deposits:
Noninterest-bearing	$279,043	$252,726	$271,816	$233,305
Interest-bearing and related accrued interest payable	7,002,928	5,643,667	6,594,914	5,497,529

Total deposits	7,281,971	5,896,393	6,866,730	5,730,834
Federal funds purchased and repurchase agreements	6,382,789	5,582,233	6,486,467	5,444,682
Advances from Federal Home Loan Bank	189,500	156,000	191,500	161,000
Mortgage note payable	36,695	37,098	36,751	37,143
Accrued expenses and other liabilities	105,897	72,141	100,848	71,831

Total Liabilities	13,996,852	11,743,865	13,682,296	11,445,490
Stockholders’ equity	1,147,961	872,319	1,122,057	857,444

Total Liabilities and Stockholders’ Equity	$15,144,813	$12,616,184	$14,804,353	$12,302,934

(1)	Average balances have been computed using beginning and period-end balances.

EXHIBIT III a
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED JUNE 30,
(UNAUDITED)

	2005			2004
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
			(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$114,904	$6,732,074	6.85%	$76,792	$5,149,645	5.98%
Investment securities (3)	61,314	6,212,828	3.96	50,963	5,242,803	3.90
Mortgage-backed securities (3)	8,492	791,230	4.30	9,257	977,443	3.80
Money market instruments	9,690	1,059,566	3.67	4,004	708,600	2.27

Total	194,400	14,795,698	5.27	141,016	12,078,491	4.68

Interest-bearing liabilities:
Deposits	54,769	7,173,469	3.06	33,965	5,788,590	2.35
Federal funds purchased and repurchase agreements	55,998	6,438,876	3.49	31,030	5,340,546	2.33
Advances from FHLB	1,841	189,419	3.90	1,457	127,008	4.60

Total	112,608	13,801,764	3.27	66,452	11,256,144	2.37

Net interest income	$81,792			$74,564

Interest rate spread			2.00%			2.31%

Net interest-earning assets		$993,934			$822,347

Net yield on interest-earning assets (4)			2.22%			2.48%

Ratio of interest-earning assets to interest-bearing liabilities		107.20%			107.31%

Tax equivalent spread:
Interest-earning assets	$194,400	$14,795,698	5.27%	$141,016	$12,078,491	4.68%
Tax equivalent adjustment	10,714	—	0.29	13,264	—	0.44

Interest-earning assets - tax equivalent	205,114	$14,795,698	5.56	154,280	$12,078,491	5.12

Interest-bearing liabilities	112,608	$13,801,764	3.27	66,452	$11,256,144	2.37

Net interest income	$92,506			$87,828

Interest rate spread			2.29%			2.75%

Net yield on interest - earning assets (4)			2.51%			2.92%

(1)	Average balances on interest-earning assets and on interest-bearing liabilities are computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loan fees, net amounted to $4.6 million and $2.7 million for the three-month periods ended June 30, 2005 and 2004, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III b
W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
SIX MONTHS ENDED JUNE 30,
(UNAUDITED)

	2005			2004
			Annualized			Annualized
		Average	Average		Average	Average
	Interest	Balance (1)	Yield/Rate	Interest	Balance (1)	Yield/Rate
			(Dollars in thousands)
Normal spread:
Interest-earning assets:
Loans, including loan fees (2)	$214,568	$6,519,148	6.64%	$150,065	$5,037,191	6.01%
Investment securities (3)	121,992	6,182,362	3.98	98,383	5,016,121	3.96
Mortgage-backed securities (3)	17,265	803,377	4.33	19,498	993,799	3.96
Money market instruments	18,886	1,053,332	3.62	7,477	682,813	2.21

Total	372,711	14,558,219	5.16	275,423	11,729,924	4.73

Interest-bearing liabilities:
Deposits	98,973	6,893,460	2.90	65,424	5,651,528	2.33
Federal funds purchased and repurchase agreements	106,677	6,494,711	3.31	61,376	5,251,970	2.36
Advances from FHLB	3,822	196,508	3.92	2,854	122,884	4.68

Total	209,472	13,584,679	3.11	129,654	11,026,382	2.37

Net interest income	$163,239			$145,769

Interest rate spread			2.05%			2.36%

Net interest-earning assets		$973,540			$703,542

Net yield on interest-earning assets (4)			2.26%			2.51%

Ratio of interest-earning assets to interest-bearing liabilities		107.17%			106.38%

Tax equivalent spread:
Interest-earning assets	$372,711	$14,558,219	5.16%	$275,423	$11,729,924	4.73%
Tax equivalent adjustment	23,684	—	0.33	25,986	—	0.45

Interest-earning assets - tax equivalent	396,395	$14,558,219	5.49	301,409	$11,729,924	5.18

Interest-bearing liabilities	209,472	$13,584,679	3.11	129,654	$11,026,382	2.37

Net interest income	$186,923			$171,755

Interest rate spread			2.38%			2.81%

Net yield on interest - earning assets (4)			2.59%			2.95%

(1)	Average balances on interest-earning assets and on interest-bearing liabilities are computed using daily monthly average balances during the period.

(2)	Average loans exclude non-performing loans. Loan fees, net amounted to $9.7 million and $5.2 million for the six-month periods ended June 30, 2005 and 2004, respectively.

(3)	Includes trading and available for sale securities.

(4)	Annualized net interest income divided by average interest-earning assets.

EXHIBIT III c
W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005 vs. 2004			2005 vs. 2004
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income:
Loans	$25,917	$12,195	$38,112	$47,561	$16,942	$64,503
Investment securities (1)	9,562	789	10,351	23,009	600	23,609
Mortgage-backed securities (1)	(2,546)	1,781	(765)	(4,445)	2,212	(2,233)
Money market instruments	2,529	3,157	5,686	5,246	6,163	11,409

Total increase in interest income	35,462	17,922	53,384	71,371	25,917	97,288

Interest expense:
Deposits	9,209	11,595	20,804	16,027	17,522	33,549
Federal funds purchased and repurchase agreements	7,310	17,658	24,968	16,693	28,608	45,301
Advances from FHLB	557	(173)	384	1,328	(360)	968

Total increase in interest expense	17,076	29,080	46,156	34,048	45,770	79,818

Increase (decrease) in net interest income	$18,386	$(11,158)	$7,228	$37,323	$(19,853)	$17,470

(1)	Includes trading and available for sale securities.

W HOLDING COMPANY, INC. LOAN RECEIVABLE-NET (UNAUDITED)	EXHIBIT IV

	June 30,	December 31,	June 30,
	2005	2004	2004
		(In thousands)
Residential real estate:
Mortgage	$1,415,198	$902,937	$937,044
Construction	386,438	328,145	229,784

Commercial, industrial and agricultural (1):
Real estate	3,688,977	3,154,679	2,777,801
Business and others	847,364	768,604	674,726

Consumer and others (2)	861,865	866,934	850,924

Total Loans	7,199,842	6,021,299	5,470,279
Allowance for loan losses	(84,442)	(80,066)	(72,407)

Loans — net	$7,115,400	$5,941,233	$5,397,872

(1)	Includes $1.1 billion, $831.1 million and $785.9 million of Westernbank Business Credit division outstanding loans at June 30, 2005, December 31, 2004 and June 30, 2004, respectively.

(2)	Includes $139.6 million, $144.0 million and $140.5 million of Expresso of Westernbank division outstanding loans at June 30, 2005, December 31, 2004 and June 30, 2004, respectively.

W HOLDING COMPANY, INC. NON-PERFORMING LOANS AND FORECLOSED REAL ESTATE HELD FOR SALE (UNAUDITED)	EXHIBIT V

	June 30, 2005	December 31, 2004	June 30, 2004
		(Dollars in thousands)
Commercial, industrial and agricultural loans	$31,618	$25,417	$26,471
Consumer loans	8,072	7,122	7,459
Residential real estate mortgage and construction loans	1,972	1,730	2,078

Total non-performing loans	41,662	34,269	36,008
Foreclosed real estate held for sale	3,134	3,811	3,976

Total non-performing loans and foreclosed real estate held for sale	$44,796	$38,080	$39,984

Interest that would have been recorded if the loans had not been classified as non-performing	$3,803	$3,557	$2,662

Interest recorded on non-performing loans	$721	$243	$41

Total non-performing loans as a percentage of total loans at end of period	0.58%	0.57%	0.66%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets at end of period	0.29%	0.27%	0.31%

W HOLDING COMPANY, INC. CHANGES IN ALLOWANCE FOR LOAN LOSSES (UNAUDITED)	EXHIBIT VI

	June 30, 2005		December 31, 2004	June 30, 2004
			(Dollars in thousands)
Balance, beginning of year	$80,066		$61,608	$61,608

Loans charged-off:
Consumer loans (1)	(6,184)		(16,473)	(8,769)
Commercial, industrial and agricultural loans	(1,491)		(5,433)	(1,744)
Real estate-mortgage and construction loans	(63)		(297)	(169)

Total loans charged-off	(7,738)		(22,203)	(10,682)

Recoveries of loans previously charged-off:
Consumer loans (2)	814		1,920	1,016
Commercial, industrial and agricultural loans	224		1,844	635
Real estate-mortgage and construction loans	76		206	68

Total recoveries of loans previously charged-off	1,114		3,970	1,719

Net loans charged-off	(6,624)		(18,233)	(8,963)

Provision for loan losses	11,000		36,691	19,762

Balance, end of period	$84,442		$80,066	$72,407

Ratios:
Allowance for loan losses to total loans at end of period	1.17%		1.33%	1.32%
Provision for loan losses to net loans charged-off	166.06%		201.23%	220.48%
Recoveries of loans to loans charged-off in previous period	10.12	%(3)	26.71%	23.13	%(3)
Net loans charged-off to average total loans (4)	0.20	%(3)	0.34%	0.35	%(3)
Allowance for loan losses to non-performing loans	202.68%		233.64%	201.09%

(1)	Includes $4.5 million and $6.7 million of Expresso of Westernbank loans charged-offs for the six-month periods ended June 30, 2005 and June 30, 2004, respectively, and $12.4 million for the year ended December 31, 2004.

(2)	Includes $470,000 and $445,000 of Expresso of Westernbank loans recoveries for the six-month periods ended June 30, 2005 and June 30, 2004, respectively, and $1.0 million for the year ended December 31, 2004.

(3)	Net loans charged-off ratios are annualized for comparison purposes.

(4)	Average loans were computed using beginning and period-end balances.

W HOLDING COMPANY, INC. SELECTED FINANCIAL RATIOS (UNAUDITED)	EXHIBIT VII

	Three Months Ended		Six Months Ended		Year Ended
	June 30,		June 30,		December 31,
	2005	2004	2005	2004	2004
	(Amounts in thousands, except per share data)
Per share data:
Dividend payout ratio	21.40%	17.13%	19.76%	17.26%	16.24%
Book value per common share	$3.85	$3.09 (2)	$3.85	$3.09 (2)	$3.48
Preferred stock outstanding at end of period	18,168	15,292	18,168	15,292	17,794
Preferred stock equity at end of period	$531,113	$382,301	$531,113	$382,301	$511,744

Performance ratios:
Return on assets (1)	1.21%	1.30%	1.27%	1.33%	1.33%
Return on common stockholders’ equity (1)	23.71%	28.01%	25.25%	28.70%	28.55%
Efficiency ratio	30.68%	30.91%	29.05%	30.62%	30.51%
Operating expenses to total end-of-period assets	0.72%	0.77%	0.68%	0.75%	0.70%

Capital ratios:
Total capital to risk-weighted assets	15.17%	13.72%	15.17%	13.72%	15.70%
Tier I capital to risk-weighted assets	14.28%	12.81%	14.28%	12.81%	14.78%
Tier I capital to average assets	7.63%	7.16%	7.63%	7.16%	7.72%
Equity-to-assets ratio (1)	7.58%	6.91%	7.58%	6.97%	7.39%

Other selected data:

Total trust assets managed	$469,062	$386,940	$469,062	$386,940	$398,709
Branch offices	53	51	53	51	52
Number of employees	1,202	1,170	1,202	1,170	1,175

(1)	The return on assets is computed by dividing annualized net income by average total assets for the period. The return on common stockholders’ equity is computed by dividing annualized net income less preferred stock dividends by average common stockholders’ equity for the period. The equity-to-asset ratio is computed by dividing average equity by average total assets. Average balances have been computed using beginning and period-end balances.

(2)	Adjusted to reflect the three-for-two stock split and a 2% stock dividend on our common stock declared in December 2004 and distributed both on January 10, 2005.